January 29, 2001

Mr. Bruce Skinner
Vice President and Treasurer
KIT Manufacturing Company
530 East Wardlow Road
P. O. Box 848
Long Beach, CA 90801

Dear Mr. Skinner:

You have furnished us with a copy of your "Notification of Late Filing" on Form 12b-25 dated January 29, 2001.

We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to furnish our report on the financial statements of KIT
Manufacturing Company on or before the date the Form 10-K of KIT Manufacturing Company for the year ended October 31, 2000 is required to be filed.


Yours very truly,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP